FOR IMMEDIATE RELEASE                                                                                        TSX symbol: CTI

CHEMOKINE THERAPEUTICS ANNOUNCES ENCOURAGING RESULTS OF PHASE I CLINICAL TRIAL FOR ITS IMMUNE BOOSTER DRUG CTCE-0214 IN HEALTHY VOLUNTEERS

Vancouver, BC (June 1, 2005) – Chemokine Therapeutics Corp. (the Company) (Toronto Stock Exchange: CTI), a biotechnology company developing peptide-based therapies to treat cancer, blood disorders, cardiovascular, and infectious diseases, today announced results of the first of its Phase I clinical trial tests. The Company confirmed that the safety profile and efficacy results from the Phase I trial of CTCE-0214 warrant continued investigation. These trials are designed to test the safety and efficacy of CTCE-0214 for stimulating rapid mobilization and regeneration of infection-fighting white blood cells and other cells of hematopoietic (blood) origin.  Low blood counts compromise the infection-fighting ability of patients undergoing chemotherapy.

CTCE-0214 has the potential to restore a cancer patient’s immune system and blood cells between cycles of chemotherapy.  In this clinical scenario, patients might be able to receive aggressive chemotherapy without delay by restoring infection-fighting white blood cells and increasing platelet counts to protect patients from bleeding.  The National Cancer Institute estimates that there were 1,368,030 new cases of cancer in 2004 in the U.S.  Chemotherapy is frequently used as a primary treatment for cancer and many of these patients utilize immune booster drugs on the market. World-wide sales of white blood cell treatments in 2003 were approximately US$3 billion and are projected to increase to over US$4.5 billion by 2008. There is a strong need for products that have the potential to enhance the production and infection-fighting capacity of white blood cells.

CTCE-0214 Increases White Blood Cells

The study demonstrated that CTCE-0214 is associated with significant increases in total white blood cell and neutrophil counts in healthy volunteers treated at the highest dose. Neutrophils, are the most common form of white blood cell and are the body’s primary defense against bacterial infection. In the highest dose cohort, investigators observed up to a 300 percent increase in neutrophils than on placebo when measured from baseline within 6 hours of dosing (p<0.05) as well as a dose-dependent increase in neutrophil counts from baseline at 6, 12 and 24 hours after injection.

“We are encouraged by the results of the study, which represent a significant step in peptide-based drug-design,” said Dr. Hassan Salari, President and CEO of Chemokine Therapeutics Corp.  “The fact that healthy volunteers experienced this significant increase in neutrophils after only one injection of CTCE-0214 confirms that this new class of drugs may facilitate an increase in blood cell count for patients susceptible to life-threatening infections during chemotherapy.”

Study Design and Safety Measures

The primary objective of the recently completed Phase I study conducted under a US-IND was to evaluate the safety of CTCE-0214, as well as how it works in the body, is metabolized and finally excreted, following a single subcutaneous injection.   The randomized, double-blind, placebo-controlled dose-escalation trial enrolled 24 subjects in six dose-escalation groups.

CTEC-0214 was shown to be safe with no serious adverse events reported in any of the dose levels studied.  Common events were injection site pain and erythema (injection site redness) which were transient and resolved without intervention.

About CTCE-0214

CTCE-0214 is a stable peptide agonist of stromal cell-derived factor-1 (SDF-1), a key signaling molecule in the proliferation, homing, engraftment and expansion of hematopoietic stem cells and white blood cells. SDF-1 is also believed to work as a traffic controller for infection-fighting white blood cells and progenitor cell migration providing an essential function to combat immunosuppression.  CTCE-0214, based on Chemokine’s preclinical research, mimics the activity of the natural chemokine SDF-1 by increasing the level of white blood cells (neutrophils), bleeding prevention cells (platelets) and stem cells (primitive blood forming cells) in the blood. These findings have been confirmed through independent laboratories at Memorial Sloan Kettering Cancer Center in New York and the Walther Cancer Institute in Indianapolis.

About Chemokine Therapeutics Corp. (Toronto Stock Exchange: CTI)

Chemokine Therapeutics is a biotechnology company developing drugs in the field of chemokines and cytokines, a family of small, soluble proteins, which signal stem cell transport and growth into mature cells.  These stem cells are master primitive cells, capable of producing billions of mature cells necessary for repair and regeneration.  Chemokines and cytokines also play an important role in cancer and autoimmune disorders which can paradoxically contribute to the survival and growth of such diseases. The Company has two product candidates in clinical trials; CTCE-0214, for immune system recovery, and CTCE-9908, to prevent the spread of cancer and its continued growth.  In addition, Chemokine maintains a drug discovery program to identify new chemokine-based drug candidates which have the potential to be first-in-class therapies.  For more information, please visit our website at www.chemokine.net.

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995:  Statements in this document regarding managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made.  For this purpose, any statements that are contained herein that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting the foregoing, the words "believes", "anticipates", "plans", "intends", "will", "should", "expects", "projects", and similar expressions are intended to identify forward-looking statements. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause actual results, future circumstances, or events to differ materially from those projected in the forward-looking statements. These risks include, but are not limited to, those associated with the success of research and development programs, the regulatory approval process, competition, securing and maintaining corporate alliances, market acceptance of the Company's products, the availability of government and insurance reimbursements for the Company's products, the strength of intellectual property, financing capability, the potential dilutive effects of any financing, reliance on subcontractors and key personnel and other risks detailed from time-to-time in the Company's public disclosure documents and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Forward-looking statements are made as of the date hereof, and the Company disclaims any intention and has no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact:

Ian Harper, Chemokine Therapeutics Corp. Director of Investor Relations & Corporate Development Phone: (604) 822-0305 E-mail: iharper@chemokine.net Internet: www.chemokine.net

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